                                                               EXHIBIT 10(d)

                             EMPLOYMENT CONTRACT

	This Agreement by and between GREIF BROS. CORPORATION (the "Employer") and MICHAEL J. GASSER (the "Employee"), in consideration of the mutual covenants and agreements, the parties agree as follows:

                        ARTICLE 1.  TERM OF EMPLOYMENT

	1.01	Term.  The Employer continues the employment of the Employee and the Employee accepts such continued employment from the Employer for a period of fifteen (15) years from November 1, 1995 unless earlier terminated in accordance with the provisions of this Agreement provided below.

	1.02	Continuation of Employment.  It is further agreed that at or prior to the end of the term of agreement specified in Paragraph 1.01 above, the Employee may elect to continue employment under the provisions and terms of this Agreement, on a year-to-year basis, beginning at the beginning of the corporate fiscal year first occurring after the expiration of the original term of the Agreement, that is, beginning November 1, 2010. Such yearly continuation shall be at the option of the Employee up until and including the year that the Employee shall reach the age of 65 years. Such option shall be exercisable only for one year at a time and shall be exercisable only within the last 60 days of the original term or of the current extended year. Such additional yearly continuation shall be subject to the consent of the Employer but the Employer agrees that such consent will not be unreasonably withheld in any circumstance and will be absolutely granted if the corporation's economic performance (as measured by net profit, exclusive of sales or profit arising other than in the ordinary course of business) for the period immediately prior to the renewal period is at least seventy percent (70%) of the average economic performance in the preceding three fiscal years. This 70% requirement shall be suspended in times of general and substantial economic decline in the principal industry or industries in which the corporation has earned its major manufacturing income. In the event that any operations of the company have been sold or spun off, the above 70% figure shall be adjusted accordingly.

	1.03	Modification in the Event of Change of Control.   Notwithstanding
the provisions of Paragraph 1.02 above, the option of the Employee to elect year-to-year continuation until the age of 65 shall be absolute and unconditional in the event that control of the corporation has changed during the term of this agreement or any extension thereof.

          ARTICLE 2.   EMPLOYMENT POSITION OF THE EMPLOYEE

     2.01 Duties. The Employee shall be employed as chief executive of the Corporation and shall perform such duties consistent with such office and also such additional duties as may be assigned to such office from time to time by the Board of Directors.

     2.02 Change of Duties. In the event that the Board of Directors, with the consent of the Employee, decides that the Employee shall have a different responsibility and position, the other provisions of this Agreement shall continue to apply.

     2.03 Change of Duties if Employee is Disabled. If the Employee, at any time during the term of this Agreement or any continuation thereof, should be unable because of illness, personal injury or other disability to perform the duties specified under this Agreement, the Employer may assign the Employee to other duties which the Employee may be able to perform, as determined by the Employer in the Employer's sole discretion. If the Employee is unwilling, as distinguished from unable, to accept the modification of duties, this Agreement shall terminate ninety
(90) days after the Employee rejects the modification. Such disability shall be determined by the opinion of a doctor competent in the field.

     2.04 Place of Employment. Except with the express consent of the Employee, the Employee shall perform Employee's duties within the vicinity of Delaware County, Ohio.

     2.05 	Scope of Employment.  The Employee agrees that Employee shall work full time for the Employer and shall devote the Employee's entire productive time, ability and attention to the business of the Employer during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise without the prior written consent of the Employer. However, this restriction shall not apply to reasonable activities on behalf of charity or to the usual requirements of a director for any other corporation, whether or not related to the Employer.

	Employee shall not perform any act that would injure or tend to injure the Employer, or the Employer's reputation or any entity affiliated with the Employer, or that entity's reputation, and the Employee recognizes that at all times the Employee shall perform under a duty of loyalty.

                       ARTICLE 3.   COMPENSATION

     3.01	 Basic Compensation.  Except as otherwise provided in this
Agreement, the current salary of the Employee (including any raises authorized by the Board of Directors within two fiscal years following October 31, 1995) shall not be diminished in any way during the period of Employee's employment pursuant to the terms of this Agreement. The Board of Directors of the Employer shall retain the right to increase the salary beyond that specified in the preceding sentence but such further increases shall not increase the minimum guaranteed salary of the Employee.

     3.02	Other Compensation.  In addition to the salary provisions of
Paragraph 3.01 above, the Employee shall be eligible to participate in any incentive or bonus plan adopted by the Board of Directors from time to time, or any stock option, stock purchase, deferred compensation or any other supplemental benefit plan, under the provisions of such plan or plans, if the Board of Directors so desires, exclusive of any such plan adopted by or for any subsidiary of the Employer.

                   ARTICLE 4.   EMPLOYEE BENEFITS

	4.01 	Medical and Dental Benefits.  The Employer agrees to include the Employee in any life or disability plans and any hospital, surgical, medical or dental benefit plan adopted by the Employer as of the date of this Agreement or thereafter and in which the Employee is or would be within the covered employee group. Such benefit shall include the Employee's spouse and any children who qualify as the Employee's dependents under the Internal Revenue Code.

	4.02	Reimbursement of Business and Other Expenses.  The Employee is
authorized to incur and will be reimbursed by the Employer for reasonable business expenses, including expenditures for entertainment, gifts and travel under such reasonable rules and regulations as the Employer shall specify.

	4.03	Vacation, Holidays and Sick Leave.  The Employee shall be
entitled to vacation time, holidays and sick leave in accordance with any program of the Employer or as specified by the Board of Directors.

	4.04 Other Payments by the Employer. The Employer, in its discretion, may make additional payments to, or for the benefit of, the Employee not restricted by the foregoing provisions, in the event that such additional payments are deemed justified by the circumstances and are in the best interests of the Employer and its continuing business.

ARTICLE 5.   PROPERTY RIGHTS

	5.01	Inventions and Patents.  The Employee agrees that Employee will promptly and fully inform and disclose to the Employer all inventions, designs, improvements, and discoveries that the Employee may create, conceive, find, or participate in during the term of this Agreement that pertain to the Employer's business or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours. All inventions, designs, improvements, and discoveries described in the preceding sentence shall be the exclusive property of the Employer. The Employee shall assist the Employer in obtaining patents on all of the inventions, designs, improvements, and discoveries deemed by the Employer to be worth of patent and shall execute all documents and do all things necessary to obtain letters patent, vest the Employer with full and exclusive title to them, and protect them against infringement by others.

	5.02	Trade Secrets.  During the term of this Agreement, the Employee will have access to and become familiar with various trade secrets, consisting of formulas, patterns, devices, secret inventions, processes, and compilations of information, records, and specifications that are owned by the Employer and that are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of these trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any later time, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except in the ordinary course of the Employee's work for the Employer, nor shall copies be made by the Employee of said documents (other than in the ordinary course of business) for storage at the premises of the Employer without the prior written consent of the Employer. Neither company documents, nor copies, physical or of other nature, may be kept by the Employee at the Employee's home or other site not the premises of the Employer.

	5.03	Non-Competition by Employee.  During the term of this Agreement, the Employee shall not, directly or indirectly, either as an Employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner with the business of the Employer. During the term of this Agreement and for a period of three years after termination of this Agreement, the Employee shall not, directly or indirectly, solicit for employment or employ any employee of the Employer for any reason, whether that Employee is employed on the date of this Agreement or at any time during the term of this Agreement, except in the case of a former employee who has had no affiliation with the Employer for the past two years.

	Except in the case of termination of employment by reason of the breach of this Agreement by the Employer, for a period of two years after leaving the employment of the Employer, the Employee agrees that, without the written consent of the Employer, the Employee will not be involved, directly or indirectly in any enterprise competitive with any business engaged in by the Employer or its subsidiaries. The Employee further agrees that the damages for non-performance of this covenant would be very difficult to determine, and that injunctive relief in such cases would be appropriate.

ARTICLE 6.   MILITARY SERVICE

	6.01	Military Training Leave.  If the Employee is or becomes a member of a military reserve or National Guard unit, Employee shall be entitled to apply for and be granted a leave of absence for a period of fourteen (14) days plus travel time each year to attend training camp. During this leave, the Employee shall receive full compensation less the amount of military base pay received, and the leave shall be in addition to any vacation the Employee may be entitled to under this Agreement.

	6.02	Compensation During Military Service.  If the Employee is
involuntarily inducted into the armed forces of the United States during the term of this Agreement, Employee shall continue to receive sixty-five percent (65%) of Employee's salary under this Agreement, less any service pay received. This compensation shall continue for the duration of Employee's term in the armed forces up to a maximum of four years.

                     ARTICLE 7.  TERMINATION

     7.01	Termination by Employer for Cause.  If the Employee willfully breaches or habitually neglects the duties that the Employee is required to perform under this Agreement, the Employer may at the Employer's option terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement. No discharge for cause under this paragraph shall be made unless the Employee is first given written warning of such neglect or breach and given reasonable time to correct such breach or neglect except if such breach involves the commission of a criminal offense, in which case termination may occur without said written warning.

     7.02	Termination by Employer if Employee is Permanently Disabled.  If
the Employee becomes permanently disabled because of sickness, physical or mental disability, or any other reason, so that it reasonably appears that Employee will be unable, for a continuous period of one year or more, to complete the duties under this Agreement, the Employer shall have the option to terminate this Agreement by giving written notice of termination to the Employee.  Such disability shall be determined by a doctor competent
in the field.   Termination shall be without prejudice to any right or
remedy that the Employer or the Employee has either at law, in equity, or under this Agreement. Termination shall not release the Employee of Employee's obligations under Article 5 of this Agreement.

     7.03 Termination by Employee in Certain Circumstances. This Agreement may be terminated upon ninety (90) days written notice by the Employee at Employee's option and without prejudice to any other remedy that Employee has either at law, in equity, or under this Agreement by giving written notice of termination to the Employer:

 			(1)   If the Employer does not or is not able to fulfill any
of the obligations of Employer under this Agreement, and refuses to correct said breach within a reasonable time upon having been given notice; or

			(2)  If Employee's status of chief executive officer of the
Employer shall change because the merger or acquisition of the Employer renders the Employer a subsidiary of another business enterprise of which enterprise the Employee is not the chief executive officer; or

			(3) The change of voting control of the Employer causes a curtailment or restriction of the Employee's privileges, autonomy or authority to manage the Employer as presently enjoyed by the Employee.

            ARTICLE 8.	EFFECT OF TERMINATION ON COMPENSATION

     8.01 Termination by Employer. In the event the Agreement is terminated by the Employer pursuant to Section 7.01, above, or by the Employee under Section 7.03 above, all rights of the Employee shall be terminated immediately except for previously earned or accrued compensation or benefits under any incentive compensation plan and except for rights under health, welfare, pension and life insurance plans, and except for provisions of Articles VIII or IX and rights arising out of a breach of this agreement.

     8.02 Termination if Employee Is Disabled. In the event the Agreement is terminated pursuant to Section 7.02, above, the Employee shall continue to be entitled to benefits under any health or welfare plan of the Employer and shall be assured, by the Employer that the Employee shall receive at least sixty-five percent (65%) of the Employee's guaranteed compensation under Paragraph 3.01 from such plans and from payments under Workmen's Compensation, if applicable, and from any disability plan of the Employer or insurance therefor and that if said payments shall fall short of the guaranteed 65%, the Employer shall contribute the necessary funds to eliminate said shortfall. Such guarantee shall continue as long as the Employee's disability continues.

     8.03 Termination by Employee. In the event that the termination occurs because of the option of the Employee under Paragraph 7.03, above, the Employee's guaranteed compensation shall continue to the end of the employment term and any current extension thereof.

                        ARTICLE 9.   ARBITRATION

	9.01	Agreement to Submit Disputes to Arbitration on Written Request.
Any unresolved controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall be submitted to arbitration in compliance with and pursuant to the provisions of Sections 2711.01 through 2711.24 of the Ohio Revised
Code on the written request of one party served on the other.
ARTICLE 10.  BINDING EFFECT, ASSIGNMENT

	10.01 Binding Effect. This Agreement shall be binding upon the parties, their successors, personal representatives and assigns. The Employer specifically agrees that in any merger, acquisition or sale of substantially all of the assets of the company, or in the event of any change of control of the Employer, the Employer is and remains obligated to see that any successor to the Employer or any purchaser of substantially all the assets of the company (except in proceedings under the United States Bankruptcy Act) shall be specifically obligated by the Employer for the benefit of the Employee to fulfill the obligations of this Agreement.

	10.02 Assignment. No party may assign it rights under this Agreement without the prior written consent of the other party, except as may be permitted under any employee benefit plan maintained by the Employer.

                 ARTICLE 11.   GENERAL PROVISIONS

     11.01 Notices. Any notices to be given under this Agreement by either party to the other shall be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.
Mailed notices shall be addressed, if to the Employer, at the Employer's principal office and, if to the Employee, at the most recent address listed in the Employer's payroll records, but each party may adopt a new address by giving written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing or upon the date of delivery specified upon the return receipt, whichever is earlier.

     11.02	 Entire Agreement.  This Agreement supersedes all other oral and written agreements between the parties with respect to the Employer's employment of the Employee, and this Agreement contains all of the covenants and agreements between the parties with respect to the employment.

     11.03 	Law Governing Agreement.  This Agreement shall be governed
by and construed in accordance with the laws of the State of Ohio.

     11.04	 Attorneys' Fees and Costs.  If any action at law or in
equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief that may be proper.

     11.05 	 Payment of Moneys Due Deceased Employee.  If the Employee
dies prior to the expiration of the term of employment, any moneys that may be due him from the Employer under this Agreement as of the date of death shall be paid to the executor, administrator, or other personal representative of the Employee's estate.

     11.06 Unenforcibility of Provisions. If any provision or provisions of this Agreement are judicially determined to be illegal or unenforceable, such decision shall not affect any other provisions of this Agreement, which shall remain in full force and effect.

                                               EXHIBIT 10(d) (concluded)

     11.07 Approval by the Directors. In the instance of an employee who is an elected officer of the Employer the execution of this Agreement on behalf of the corporation represents to the Employee that this Agreement has received the approval of the Compensation Committee of the Board of Directors and the approval of the Board of Directors.

                                            EMPLOYER:
                                            GREIF BROS. CORPORATION
                                            By: /s/ William B. Sparks, Jr.
                                            Title: President

                                            EMPLOYEE:
                                            /s/ Michael J. Gasser
                                            Michael J. Gasser

 The foregoing Agreement has received the approval of the Compensation Committee of the Board of Directors of Greif Bros. Corporation.

                                            /s/ Robert C. Macauley
                                            Robert C. Macauley

                                            /s/ Naomi C. Dempsey
                                            Naomi C. Dempsey

                                            /s/ J Maurice Struchen
                                            J Maurice Struchen